SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2003

INSITE VISION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-22332	94-3015807
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number

Insite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 865-8800

Not Applicable

(Former name or former address, if changed since last report.)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On December 30, 2003, InSite Vision Incorporated (“InSite Vision”) completed the sale of its drug candidate ISV-403 for the treatment of ocular infections to Bausch & Lomb Incorporated (“Bausch & Lomb”) pursuant to an ISV-403 Purchase Agreement dated December 19, 2003 (the “Purchase Agreement”) and a License Agreement dated December 30, 2003, attached as an exhibit to the Purchase Agreement (the “License Agreement,” and collectively, the “Asset Sale”) .

Under the terms of the Purchase Agreement, InSite Vision received a cash payment from Bausch & Lomb in the amount of $1,500,000 and reimbursement of certain ISV-403 product development expenses as well as budgeted expenses in furtherance of ISV-403 product development actually incurred between November 1, 2003 and the closing of the Asset Sale, as well as reimbursement for development support obligations for a period of time subsequent to closing. InSite Vision will also receive a percentage of future ISV-403 net product sales in all licensed countries, ending upon the later of the expiration of the patent rights underlying ISV-403 or ten years from the date of the first ISV-403 product sale by Bausch & Lomb. Bausch & Lomb has assumed all future ISV-403 development and commercialization expenses and, following a transfer period, will be responsible for all development activities, with assistance from InSite Vision as appropriate. In addition, the August 2002 ISV-403 licensing agreement and the related Series A-1 Preferred Stock purchase agreement between Bausch & Lomb and InSite Vision has been terminated and Bausch & Lomb has returned to InSite Vision for cancellation the 4,000 shares of InSite Vision’s Series A-1 Preferred Stock previously issued to Bausch & Lomb.

The License Agreement provides Bausch & Lomb a license under certain InSite Vision patents related to InSite Vision’s proprietary DuraSite delivery system for use with ISV-403 (including future patents InSite Vision might obtain covering improvements of such inventions) and under other non-patent InSite Vision intellectual property used in the ISV-403 business as of the closing date of the Asset Sale. The License Agreement provides for Bausch & Lomb to complete development of the SS734 fluoroquinolone, licensed by InSite Vision from SSP, Co., Ltd. (“SSP”) with the DuraSite delivery system and to commercialize any such product. The patent license is exclusive (even as to InSite Vision) in the particular field of developing, testing, manufacturing, obtaining regulatory approval of, marketing, selling and otherwise disposing of such products. The license of non-patent intellectual property granted to Bausch & Lomb is nonexclusive.

In connection with the Asset Sale, InSite Vision also assigned to Bausch & Lomb a certain agreement between SSP and InSite Vision under which InSite Vision was licensed to commercialize SSP’s SS734 fluoroquinolone, Because that agreement also included a license from InSite Vision to SSP under certain patents relating to DuraSite that InSite Vision did not sell to Bausch & Lomb, the assignment of the agreement to Bausch & Lomb excluded the assignment of InSite Vision’s obligations and rights as the licensor of such patents. Instead, InSite Vision entered into a new license agreement with SSP reflecting the InSite Vision’s original rights and obligations as the licensor of the DuraSite patents to SSP.

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Other than pursuant to the Asset Sale and the related agreements described above, neither InSite Vision, its affiliates nor any of its officers, directors or their respective associates has any material relationship with Bausch & Lomb. The amount of consideration for the transaction was determined based upon arm’s length negotiations between the parties.

The foregoing descriptions of the Asset Sale and the related agreements are only a summary and are qualified in their entirety by reference to the documents filed as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is hereby incorporated by reference.

A copy of the Purchase Agreement (to which the License Agreement and the other agreements described above constitute exhibits) and a copy of InSite Vision’s press release announcing Asset Sale are attached hereto as Exhibits 10.1 and 99.1, respectively.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

10.1	*	ISV-403 Asset Purchase Agreement between Bausch & Lomb Inc. and InSite Vision Inc. dated December 19, 2003.

99.1		Press Release issued by InSite Vision Inc. dated December 30, 2003.

*	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. subsections 200.80(b)(4) and 240.24b-2.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2004

InSite Vision Incorporated
(Registrant)

By:	/s/ S. Kumar Chandrasekaran

Name:	S. Kumar Chandrasekaran, Ph. D.

Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1*	ISV-403 Asset Purchase Agreement between Bausch & Lomb Inc. and InSite Vision Inc. dated December 19, 2003.

99.1	Press Release issued by InSite Vision Inc. dated December 30, 2003.

*	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. subsections 200.80(b)(4) and 240.24b-2.

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